Filed Pursuant to Rule 424(b)(3) Registration No. 333-260976 Registration No. 333-264085
Prospectus Supplement No. 9
(to Prospectus dated April 5, 2023)
Prospectus Supplement No. 9
(to Prospectus dated April 5, 2023)
WeWork Inc.
760,765,488 Shares of Class A Common Stock
7,773,333 Warrants to Purchase Class A Common Stock
This prospectus supplement is a supplement to the prospectus dated April 5, 2023, which forms a part of our Registration Statement on Form S-1 (File No. 333-260976) (as supplemented to date, the “First Prospectus”), and the prospectus dated April 5, 2023, which forms a part of our Registration Statement on Form S-1 (File No. 333-264085) (as supplemented to date, the “Second Prospectus” and, together with the First Prospectus, the “Prospectuses”). This prospectus supplement is not a new registration of securities but is being filed solely to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 11, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement. The First Prospectus, together with this prospectus supplement, relate to (1) the issuance by us of up to 117,438,299 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), including the shares that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, consisting of the public warrants and the private placement warrants (each as defined in the First Prospectus); and (2) the offer and sale, from time to time, by the selling securityholders identified in the First Prospectus or their permitted transferees, of up to 642,774,807 shares of Class A Common Stock (including shares underlying warrants). The Second Prospectus, together with this prospectus supplement, relate to the offer and sale, from time to time, by the selling securityholders identified in the Second Prospectus or their permitted transferees, of up to 552,382 shares of Class A Common Stock (including shares underlying warrants) and up to 7,773,333 private placement warrants.
Our Class A Common Stock and warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “WE” and “WE WS,” respectively. On May 10, 2023, the closing price of our Class A common stock was $0.39 per share, and the closing price of our warrants was $0.04 per share.
Investing in our securities involves risks. See “Risk Factors” in the Prospectuses and in any applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 11, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 8, 2023
Date of Report (date of earliest event reported)
___________________________________
WEWORK INC.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-39419 (Commission File Number)	85-1144904 (I.R.S. Employer Identification Number)
75 Rockefeller Plaza, 10th Floor New York, NY 10019
(Address of principal executive offices and zip code)
(646) 389-3922
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	WE	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock	WE WS	The New York Stock Exchange
Class A Common Stock Purchase Rights	—	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On May 8, 2023, Bruce Dunlevie notified WeWork Inc. (the “Company”) of his intention to resign from the Company’s Board of Directors (the “Board”) effective May 9, 2023. Mr. Dunlevie’s resignation is not the result of any disagreement with the Company with respect to any matter relating to the Company’s operations, policies or practices. Mr. Dunlevie occupied a seat on the Board pursuant to the designation rights of Benchmark Capital Partners VII (AIV), L.P (“Benchmark”) under the Amended and Restated Stockholders Agreement, dated as of May 5, 2023 (the “Stockholders Agreement”), by and among the Company, SVF Endurance (Cayman) Limited, SVF II WW Holdings (Cayman) Limited and Benchmark.
Mr. Dunlevie served as Lead Independent Director of the Board, as well as a member of the Compensation Committee of the Board. The Board has appointed Daniel Hurwitz to serve as Lead Independent Director of the Board and as a member of the Compensation Committee, in each case, effective May 10, 2023.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits:

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WEWORK INC.

Date: May 11, 2023	By:	/s/ Pamela Swidler
	Name:	Pamela Swidler
	Title:	Chief Legal Officer